Exhibit 4.85

English Summary

of

China Telecom Financial Services Framework Agreement

Between

China Telecom Corporation Limited

and

China Telecom Group Finance Co., Ltd.

China Telecom Corporation Limited (“China Telecom”) and China Telecom Group Finance Co., Ltd. (“China Telecom Finance”) entered into the China Telecom Financial Services Framework Agreement on February 1, 2019.

The key terms and conditions of the China Telecom Financial Services Framework Agreement are as follows:

Effective Period of the Agreement:

The China Telecom Financial Services Framework Agreement becomes effective when it is duly signed by the legal representatives or authorised representatives of both parties and affixed with their respective company chops, and shall remain valid commencing from February 1, 2019 until December 31, 2021. Subject to the compliance of relevant laws and regulations and relevant regulatory requirements, both parties will negotiate and agree on the renewal arrangement. The provision of deposit services contemplated under the China Telecom Financial Services Framework Agreement shall commence upon the approval by the Independent Shareholders of China Telecom at the extraordinary general meeting of China Telecom to be convened, or any adjournment thereof (the “EGM”) is obtained.

Service Scope:

According to the China Telecom Financial Services Framework Agreement, China Telecom Finance can provide the following financial services to China Telecom and its subsidiaries (the “Group”):

(i)	financial and financing advice, credit authentication and relevant consulting and agency services;

(ii)	collection and payment of transaction amounts;

(iii)	provision of guarantees;

(iv)	acceptance of bills and discounted bills;

(v)	entrusted loans;

(vi)	internal fund transfer and settlement and designs of relevant settlement and clearance arrangement proposals among member units;

(vii)	acceptance of money deposit;

(viii)	arrangement of loan and finance lease;

(ix)	approved insurance agency business;

(x)	underwriting services of the Group’s corporate bonds;

(xi)	consumer credits, buyer credits and finance lease of the products of the Group; and

(xii)	other businesses as approved by China Banking and Insurance Regulatory Commission, including its designated institution (the “CBIRC”).

Upon the agreement becoming effective, the above services, except the services numbered (vii), can be provided by China Telecom Finance to the Group immediately in accordance with the business scope as approved by the CBIRC. The deposit services numbered (vii) above shall be provided upon the approval by the Independent Shareholders of China Telecom at the EGM is obtained.

Pricing Policy:

(i)	Deposit Services

The deposit interest rates offered by China Telecom Finance to the Group shall comply with the relevant requirements of the People’s Bank of China and be with reference to the deposit benchmark interest rates promulgated by the People’s Bank of China from time to time (if any) and the deposit interest rates of the same type of deposit services for the same period offered by the major cooperative commercial banks of the Group and are conducted on normal commercial terms or better. The deposit interest rates offered shall be equivalent to or higher than those offered by the major cooperative commercial banks of the Group. Under the same conditions, the interest rates and terms for the deposit services offered by China Telecom Finance to the Group shall be the same as those interest rates and terms of the same type of deposit services for the same period offered by China Telecom Finance to other member units.

(ii)	Loan Services

The loan interest rates offered by China Telecom Finance to the Group shall comply with the relevant requirements of the People’s Bank of China and be with reference to the loan benchmark interest rates promulgated by the People’s Bank of China from time to time (if any) and the loan interest rates of the same type of loan services for the same period offered by the major cooperative commercial banks of the Group and are conducted on normal commercial terms or better. The loan interest rates offered shall be equivalent to or lower than those offered by the major cooperative commercial banks of the Group. Under the same conditions, the interest rates and terms for the loan services offered by China Telecom Finance to the Group shall be the same as those interest rates and terms of the same type of loan services for the same period offered by China Telecom Finance to other member units.

The above loan services provided by China Telecom Finance to the Group do not require the Group to pledge any security over its assets or make other arrangements for the loan services as guarantee.

(iii)	Other Financial Services

China Telecom Finance will provide other financial services (other than deposit and loan services) including financial and financing advice, credit authentication, guarantees, acceptance of bills and discounted bills, internal fund transfer and settlement and designs of relevant settlement and clearance arrangement proposals to the Group under the China Telecom Financial Services Framework Agreement.

The fees charged for other financial services to be provided by China Telecom Finance to the Group mentioned above shall comply with the fees standard promulgated by regulatory departments including the People’s Bank of China or the CBIRC (if applicable), and be with reference to the handling fees standard for the same type of other financial services charged by the major cooperative commercial banks of the Group and are conducted on normal commercial terms or better. The handling fees standard shall be equivalent to or lower than those charged by the major cooperative commercial banks of the Group. Under the same conditions, the fees standard charged to the Group by China Telecom Finance shall be the same as those fees standard for the same type of other financial services charged by China Telecom Finance to other member units.

For the respective specific transactions under the China Telecom Financial Services Framework Agreement entered into between China Telecom and China Telecom Finance, under the same conditions, the Group should, in principle, choose the services provided by China Telecom Finance. If the Group considers it is appropriate and beneficial to the Group, the Group has the discretion to engage one or more major cooperative commercial banks of the Group as its financial services providers.

Governing Law

This agreement shall be governed by and construed in accordance with PRC laws.